                                   EXHIBIT 11

                      H. J. Heinz Company and Subsidiaries
                      COMPUTATION OF NET INCOME PER SHARE
                                  (Unaudited)

                                                           Nine Months Ended
                                                        -----------------------
                                                        January 29, January 31,
                                                           1997        1996
                                                        ----------- -----------
                                                          FY 1997     FY 1996
Primary income per share:
  Net income...........................................  $531,437    $489,120
  Preferred dividends..................................        32          44
                                                         --------    --------
  Net income applicable to common stock................  $531,405    $489,076
                                                         ========    ========
  Average common shares outstanding and
   common stock equivalents............................   373,934     376,929
                                                         ========    ========
  Net income per share--primary........................  $   1.42    $   1.30
                                                         ========    ========
Fully diluted income per share:
  Net income...........................................  $531,437    $489,120
                                                         ========    ========
  Average common shares outstanding and
   common stock equivalents............................   373,934     376,929
  Additional common shares assuming:
   Conversion of $1.70 third cumulative preferred
    stock..............................................       345         469
   Additional common shares assuming options were
    exercised
    at the period-end market price.....................       853       1,372
                                                         --------    --------
  Average common shares outstanding and
   common stock equivalents............................   375,132     378,770
                                                         ========    ========
   Net income per share--fully diluted.................  $   1.42    $   1.29
                                                         ========    ========
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               All amounts in thousands except per share amounts.
                                 ------------